Exhibit 99.2

news release	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40202
http://www.humana.com

FOR MORE INFORMATION CONTACT: Amy Smith Humana Investor Relations (502) 580-2811 e-mail: Amysmith@humana.com Tom Noland Humana Corporate Communications (502) 580-3674 e-mail: Tnoland@humana.com

Humana Reports Fourth Quarter 2017 Financial Results;

Provides 2018 Financial Guidance

•	Full year 2017 earnings per diluted common share (EPS) of $11.71 on an Adjusted basis, $16.81 on a GAAP basis

•	Full year 2017 operating cash flow of $4.1 billion

•	Individual Medicare Advantage finished 2017 above target margins, with strong membership growth in the Annual Election Period providing momentum into 2018

•	2018 EPS guidance of $13.50 to $14.00 on an Adjusted basis, $13.16 to $13.66 on a GAAP basis, including a net benefit from tax reform of approximately $2.00 EPS

•	Company’s Board of Directors increases cash dividend to $0.50 per share, an increase of 25 percent from prior dividend of $0.40 per share

LOUISVILLE, KY (February 7, 2018) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended December 31, 2017 (4Q17) versus the quarter ended December 31, 2016 (4Q16) and for the year ended December 31, 2017 (FY17) versus for the year ended December 31, 2016 (FY16) as follows:

Consolidated pretax income (loss) In millions	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
Generally Accepted Accounting Principles (GAAP)	$490	($486)	$4,020	$1,552
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	11	23	(936)	104
Amortization associated with identifiable intangibles	21	18	75	77
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	54	—
Operating loss (income) associated with the Individual Commercial segment	14	634	(193)	869
Charges associated with voluntary and involuntary workforce reduction programs	23	—	148	—
Costs associated with early retirement of debt in 4Q17	17	—	17	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	—	505	—	505
Adjusted (non-GAAP) – 4Q16 and FY16 as recast	$576	$694	$3,185	$3,107

Diluted earnings per common share (EPS)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$1.29	($2.68)	$16.81	$4.07
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	0.05	0.15	(4.31)	0.64
Amortization associated with identifiable intangibles	0.09	0.08	0.32	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	(0.55)	—	(2.15)	—
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	0.24	—
Operating loss (income) associated with the Individual Commercial segment	0.06	2.68	(0.84)	3.78
Charges associated with voluntary and involuntary workforce reduction programs	0.10	—	0.64	—
Costs associated with early retirement of debt in 4Q17	0.08	—	0.08	—
Impact of tax reform law enacted on December 22, 2017 (Tax Reform Law), primarily re-measurement of deferred tax assets at lower corporate tax rates	0.94	—	0.92	—
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business (f)	—	2.11	—	2.11
Adjusted (non-GAAP) – 4Q16 and FY16 as recast	$2.06	$2.34	$11.71	$10.92

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“We continue to make strong progress in advancing our integrated care strategy, especially in deepening our clinical capabilities through long-term platform investments in the home and primary care. And our focus on and commitment to improving the member experience continue to pay off as we this year saw significant improvement in our Stars results as well as our Net Promoter Scores which increased by 500 basis points,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “It’s through the combination of all our efforts – from optimizing our infrastructure and operations to making critical investments in consumer and clinical capabilities – that we’ve been able to achieve strong short-term results while creating longer-term sustainability.”

The GAAP consolidated pretax income for 4Q17 of $490 million increased $976 million compared to GAAP consolidated pretax loss of $486 million in 4Q16. The year-over-year comparison was favorably impacted by the reserve strengthening recorded in 4Q16 for the company’s non-strategic closed block of long-term care insurance business and the improvement in earnings associated with the Individual Commercial segment in 4Q17, as well as an increase in earnings year-over-year for our Group and Specialty segment. These items were partially offset by the decline in earnings for the company’s Healthcare Services and Retail segments.

The Adjusted consolidated pretax income for 4Q17 of $576 million declined $118 million, or 17 percent, versus $694 million in 4Q16 primarily due to lower earnings in the company’s Retail and Healthcare Services segments, partially offset by higher earnings in the Group and Specialty segment.

GAAP consolidated pretax income for FY17 of $4.02 billion increased $2.47 billion, or 159 percent, from $1.55 billion in FY16. The year-over-year comparison was favorably impacted by the following:

•	the net gain associated with the terminated merger agreement, mainly the break-up fee recognized in the first quarter of 2017

•	year-over-year improvement in earnings for the company’s Individual Commercial, Retail, and Group and Specialty segments, and

•	reserve strengthening recorded in 4Q16 for the company’s non-strategic closed block of long-term care insurance business.

These items were partially offset by lower pretax earnings in the Healthcare Services segment in FY17 and the recording of charges associated with voluntary and involuntary workforce reduction programs in the second half of 2017.

The Adjusted consolidated pretax income for FY17 of $3.19 billion increased $78 million, or 3 percent, versus $3.11 billion in FY16 primarily reflecting the year-over-year improvement in earnings for the company’s Retail and Group and Specialty segments, partially offset by lower pretax earnings in the Healthcare Services.

Further discussions of each segment’s financial results are included in the segment highlights below.

In addition to the factors impacting the year-over-year changes in quarterly and year-to-date GAAP pretax income, GAAP EPS for 4Q17 and FY17 were further affected by the following:

•	a lower number of shares used to compute EPS, primarily reflecting share repurchases in 2017, and

•	the impact of tax reform law enacted on December 22, 2017 (the “Tax Reform Law”) which resulted in a reduction of the company’s after-tax earnings primarily due to the required re-measurement of deferred tax assets at lower enacted corporate tax rates.

GAAP FY17 EPS was further impacted by the beneficial effect of a lower effective tax rate year over year in light of pricing and benefit design assumptions associated with the temporary suspension of the health insurance industry fee in 2017.

Adjusted EPS for 4Q17 and FY17 were affected by the same factors impacting Adjusted pretax income, as well as a lower number of shares used to compute EPS as discussed above.

“Our results for 2017, led by our individual Medicare Advantage business, significantly exceeded our initial expectations, allowing us to make important investments in our business that resulted in strong Medicare Advantage membership growth in the Annual Election Period,” said Brian A. Kane, Senior Vice President and Chief Financial Officer. “This membership growth, coupled with productivity initiatives undertaken in 2017 and the reduction of our corporate income tax rate under the Tax Reform Law, provide a solid foundation for significant earnings growth in 2018 and beyond.”

2018 Guidance

The company provided its GAAP and Adjusted EPS guidance for the year ended December 31, 2018 (FY18) as detailed below. GAAP and Adjusted results for FY17 are also shown below for comparison.

Diluted earnings per common share	FY18 Guidance (e)	FY17 (c)
GAAP	~$13.16 to $13.66	$16.81
Net (gain) expenses associated with the terminated merger agreement (for FY17, primarily the break-up fee)	—	(4.31)
Amortization of identifiable intangibles	0.42	0.32
Beneficial effect of lower effective tax rate in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact	—	(2.15)
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	0.24
Operating income associated with the Individual Commercial segment	(0.08)	(0.84)
Charges associated with voluntary and involuntary workforce reduction programs	—	0.64
Costs associated with early retirement of debt in 4Q17	—	0.08
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates	—	0.92
Adjusted (non-GAAP) – FY18 projected	~$13.50 – $14.00	$11.71

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG America Corporation (KMG), whose subsidiary, Kanawha Insurance Company (KIC), includes Humana’s closed block of non-strategic long-term care insurance policies, to Continental General Insurance Company (CGIC), a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

As a result of the Tax Reform Law, the company anticipates its lower FY18 corporate income tax rate will benefit the company by approximately $4.00 EPS, of which the company intends to invest approximately $2.00 EPS in 2018 as described more fully below. Accordingly, FY18 EPS guidance in the table above includes a net benefit from the Tax Reform Law of approximately $2.00 EPS.

The company intends to utilize tax benefits of $2.00 EPS to invest in employees and the communities of its members to aid in addressing the social determinants of health for seniors, as well as to accelerate investments in technology and our integrated care delivery model, and to benefit shareholders. Certain of these investments are more fully described in the accompanying slide presentation available via Humana’s Investor Relations page at humana.com.

“Our steadfast commitment to simplifying the healthcare experience, making coverage more affordable and improving health outcomes for seniors, for TRICARE beneficiaries, and for employer group members remain the company’s top priorities, and is guiding the company’s decisions as to how to allocate tax reform proceeds,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer.

Additional FY18 guidance points are included in the tables beginning on page 24 of this earnings press release.

2019 Rate Notice

On Thursday, February 1, 2018, after the stock market closed, the Centers for Medicare and Medicaid Services (CMS) issued its preliminary 2019 Medicare Advantage and Part D payment rates and proposed policy changes (collectively, the Advance Notice). CMS has invited public comment on the Advance Notice before publishing final rates on April 2, 2018 (the Final Notice).

In the Advance Notice, CMS estimates Medicare Advantage plans across the sector will, on average, experience a 1.84 percent increase in benchmark funding based on proposals included therein. As indicated by CMS, its estimate excludes the impact of fee-for-service county rebasing/re-pricing since the related impact is dependent upon finalization of certain data, which will be available with the publication of the Final Notice.

CMS’ estimate includes 30 basis points of negative impact associated with the proposed Employer Group Waiver Plan Payment Policy for 2019. Excluding that item, CMS’ estimate would be a 2.14 percent increase.

Based on the company’s preliminary analysis using the same factors CMS included in its estimate, the components of which are detailed on CMS’ website, Humana anticipates the proposals in the Advance Notice would result in a change to its benchmark funding relatively in line with CMS’ estimate, excluding the impact attributable to the Employer Group Waiver Plan Payment Policy.

The company will be drawing upon its program expertise to provide CMS formal commentary on the impact of the Advance Notice and the related impact upon Medicare beneficiaries’ quality of care and service to its members through the Medicare Advantage program.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (in millions)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$13,189	$12,878	$53,767	$54,379
Revenues associated with Individual Commercial segment	(194)	(267)	(951)	(3,069)
Adjusted (non-GAAP) – 4Q16 and FY16 as recast	$12,995	$12,611	$52,816	$51,310

GAAP consolidated revenues for 4Q17 were $13.19 billion, an increase of $311 million, or 2.4 percent, from $12.89 billion in 4Q16. Total premiums and services revenues of $13.10 billion in 4Q17 increased $320 million, or 3 percent, from $12.78 billion in 4Q16. The year-over-year increases primarily reflect higher revenues in the Retail segment, mainly resulting from the company’s Medicare Advantage business, and the Group and Specialty segment, partially offset by lower Individual Commercial segment revenues.

Adjusted consolidated revenues for 4Q17 of $13.00 billion compared to Adjusted consolidated revenues for 4Q16 of $12.61 billion, an increase of $384 million, or 3 percent, reflecting higher revenues in the Retail and Group and Specialty segments.

GAAP Consolidated revenues for FY17 decreased $612 million, or 1 percent, to $53.77 billion from $54.38 billion in FY16. Total premiums and services revenues declined to $53.36 billion in FY17, decreasing $628 million, or 1 percent, from $54.00 billion in the prior-year period. The FY17 decreases were primarily driven by lower Individual Commercial segment revenues, partially offset by higher Retail segment revenues, mainly resulting from the company’s Medicare Advantage business, and higher Group and Specialty segment revenues.

Adjusted consolidated revenues for FY17 of $52.82 billion compared to Adjusted consolidated revenues for FY16 of $51.31 billion, an increase of $1.51 billion, or 3 percent, reflecting higher revenues in the Retail and Group and Specialty segments.

Consolidated benefits expense

Consolidated benefit ratio (benefits expense as a percent of premiums)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	83.0%	89.2%	83.0%	84.9%
Benefit ratio impact associated with the Individual Commercial segment	—	(4.2%)	0.5%	(1.4%)
Reserve strengthening for the company’s non-strategic closed block of long-term care insurance business	—	(4.0%)	—	(1.0%)
Adjusted (non-GAAP) - 4Q16 and FY16 as recast	83.0%	81.0%	83.5%	82.5%

The 4Q17 GAAP consolidated benefit ratio of 83.0 percent decreased 620 basis points from 89.2 percent for 4Q16 primarily reflecting the following items favorably impacting the year-over-year comparison:

•	the impact of the Individual Commercial segment reflecting the 4Q16 write-off of approximately $583 million(g) in receivables associated with the risk corridor premium stabilization program (3Rs), exits in 2017 from certain Individual Commercial markets that carried a higher benefit ratio, as well as per-member premium increases year-over-year for this business

•	4Q16 reserve strengthening associated with the company’s non-strategic closed block of long-term care insurance business

•	planned exits from certain Medicare Advantage markets that carried a higher benefit ratio, and

•	lower than expected medical costs as compared to the assumptions used in the pricing of the company’s individual Medicare Advantage business.

The above items were partially offset by the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products, margin compression associated with the competitive environment in the group Medicare Advantage business, and slightly lower favorable prior period medical claims development (Prior Period Development).

The 4Q17 Adjusted consolidated benefit ratio of 83.0 percent increased 200 basis points from the 4Q16 Adjusted consolidated benefit ratio of 81.0 percent. The year-over-year increase primarily reflects the net unfavorable impact of the factors in the quarterly GAAP comparison, while excluding the impact of the items detailed in the consolidated benefit ratio table above.

The GAAP consolidated benefit ratio for FY17 of 83.0 percent decreased 190 basis points from the FY16 GAAP consolidated benefit ratio of 84.9 percent primarily due to the same factors that impacted the GAAP quarterly comparison.

The FY17 Adjusted consolidated benefit ratio of 83.5 percent increased 100 basis points from the FY16 Adjusted consolidated benefit ratio of 82.5 percent. The year-over-year increase primarily reflects the net unfavorable impact of the factors in the annual GAAP comparison, while excluding the impact of the items detailed in the consolidated benefit ratio table above.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	Fourth Quarter
	Individual Commercial	All Other	Total
Prior Period Development from prior years recognized in fourth quarter of 2017	$10	$43	$53
Prior Period Development from prior years recognized in fourth quarter of 2016	$2	$55	$57

	Full Year (FY)
Prior Period Development from prior years recognized in FY17	$56	$427	$483
Prior Period Development from prior years recognized in FY16	$106	$476	$582

Prior Period Development for 4Q17 and 4Q16 is shown above and decreased the GAAP consolidated benefit ratio by 40 basis points in 4Q17 and 50 basis points in 4Q16. Prior Period Development lowered the FY17 consolidated benefit ratio by 90 basis points versus by 110 basis points in FY16.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	14.3%	15.7%	12.3%	13.3%
Guaranty fund assessment expense to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company)	—	—	(0.1%)	—
Operating cost ratio impact associated with the Individual Commercial segment	(0.2%)	(0.8%)	(0.2%)	(0.5%)
Charges associated with voluntary and involuntary workforce reduction programs	(0.2%)	—	(0.3%)	—
Adjusted (non-GAAP) - 4Q16 and FY16 as recast	13.9%	14.9%	11.7%	12.8%

During the first quarter of 2017, the company reclassified prior year transaction and integration costs associated with the terminated merger agreement from operating costs to a separate line titled “merger termination fees and related costs, net” on its consolidated statements of income to conform to the current year presentation. Accordingly, merger termination fees and related costs are no longer in the operating cost ratio calculation.

The 4Q17 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 14.3 percent decreased 140 basis points from the 4Q16 ratio of 15.7 percent. The year-over-year comparison was favorably impacted by the following:

•	the temporary suspension of the health insurance industry fee in 2017, which increased the consolidated GAAP operating cost ratio by approximately 180 basis points in 4Q16, and

•	the write-off of receivables associated with the risk corridor premium stabilization program in 4Q16.

The above items were partially offset by the unfavorable impact on 4Q17 from:

•	the loss of scale efficiency from market exits in 2017 associated with the company’s Individual Commercial segment

•	charges associated with voluntary and involuntary workforce reduction programs, and

•	an increase in compensation expense accruals resulting from the continued strong performance by the company.

The 4Q17 Adjusted consolidated operating cost ratio of 13.9 percent decreased 100 basis points from the 4Q16 Adjusted consolidated operating cost ratio of 14.9 percent primarily driven by the same factors impacting the change in the quarterly GAAP consolidated operating cost ratio, while excluding the impact of the items detailed in the consolidated operating cost ratio table above.

The FY17 GAAP consolidated operating cost ratio of 12.3 percent decreased 100 basis points from 13.3 percent in FY16 primarily reflecting the same factors impacting the quarterly GAAP consolidated operating cost ratio comparison as well as operating cost efficiencies. In addition, FY17 includes the unfavorable impact of the guaranty fund assessment expense recognized in the first quarter of 2017 to support the policyholder obligations of an unaffiliated long-term care insurance company. The non-deductible health insurance industry fee increased the consolidated GAAP operating cost ratio by approximately 170 basis points in FY16.

The FY17 Adjusted consolidated operating cost ratio of 11.7 percent declined 110 basis points from 12.8 percent in FY16 primarily reflecting the same factors impacting the GAAP comparison, while excluding the impact of the items noted in the consolidated operating cost ratio table above.

Balance sheet

•	At December 31, 2017, the company had cash, cash equivalents, and investment securities of $16.34 billion, down $4.86 billion, or 23 percent, from $21.20 billion at September 30, 2017, primarily reflecting the impact of the early receipt of the October 2017 Medicare premium remittance of $3.13 billion in September 2017 because the payment date of October 1, 2017 fell on a weekend. Additional changes are outlined in the company’s consolidated statement of cash flows on page S-6 of the statistical supplement included herein.

•	At December 31, 2017, cash and short-term investments held at the parent company of $688 million decreased $1.63 billion, or 70 percent, from $2.32 billion at September 30, 2017, primarily reflecting share repurchases, cash dividends paid to stockholders, and capital expenditures.

•	Net receivables of $31 million were associated with the 3Rs at December 31, 2017 compared to $456 million of receivables at December 31, 2016. As previously announced, the company exited this business on January 1, 2018.

•	Days in claims payable (DCP)(h) of 40.4 at December 31, 2017, decreased 2.5 days from 42.9 at September 30, 2017 but increased 1.2 days from 39.2 at December 31, 2016. Changes are outlined in the DCP rollforward on page S-19 of the statistical supplement included herein.

•	Debt-to-total capitalization at December 31, 2017 was 33.3 percent, up 280 basis points from 30.5 percent at September 30, 2017, primarily resulting from the impact of share repurchases due to the accelerated share repurchase (ASR) program entered into in 4Q17, partially offset by higher capital from the net impact of 4Q17 earnings. During 4Q17, the company closed on a public offering of $800 million in senior notes. These notes are comprised of $400 million of the company’s 2.50 percent senior notes due December 2020 at 99.946 percent of the principal amount and $400 million of the company’s 2.90 percent senior notes due December 2022 at 99.830 percent of the principal amount. The company used the net proceeds from this offering to fund the redemption of its $300 million aggregate principal amount of 6.30 percent senior notes maturing in August 2018 and its $500 million aggregate principal amount of 7.20 percent senior notes maturing in June 2018. The company’s long-term target debt-to-total capitalization range of 30 to 35 percent is expected to allow the company to maintain its investment grade credit rating while providing significant financial flexibility.

•	As of December 31, 2017, the company had $150 million associated with outstanding commercial paper, equivalent to the amount outstanding at September 30, 2017.

Operating cash flows

Net cash from operating activities (in millions) Provided by (used in)	4Q17	4Q16	FY17	FY16
GAAP	($2,911)	($2,773)	$4,051	$1,936
Timing of premium payment from CMS (i)	3,129	3,034	—	—
Adjusted (non-GAAP)	$218	$261	$4,051	$1,936

•	GAAP cash flows used in operations of $2.91 billion in 4Q17 unfavorably compared to cash flows used in operations of $2.77 billion in 4Q16. GAAP cash flows used in operations for both 4Q17 and 4Q16 were significantly impacted by the timing of the monthly premium remittances from CMS. The company received the October 2017 payment from CMS of $3.13 billion and the October 2016 payment of $3.03 billion in the third quarter of each respective year as a result of October 1 falling on a weekend in both years. As a result, 4Q17 and 4Q16 each included only two monthly payments as compared to the scheduled three monthly payments. GAAP cash flows used in operations for 4Q17 reflect higher year-over-year earnings compared to 4Q16 which were more than offset by the timing of working capital changes. Adjusted cash flows provided by operations for 4Q17 of $218 million compared unfavorably to Adjusted cash flows provided by operations of $261 million in 4Q16 due to the same items driving the GAAP increase while excluding the impact of the timing of the premium payments from CMS.

•	For FY17, cash flows provided by operations totaled $4.05 billion versus $1.94 billion of cash flows provided by operations during FY16, an increase of $2.12 billion year over year. FY17 cash flows provided by operations were favorably impacted by the receipt of the merger termination fee, net of related expenses and taxes paid, higher earnings, and the timing of working capital items.

Share repurchases

•	In December 2017, Humana’s Board of Directors approved a $3.00 billion share repurchase authorization with an expiration date of December 31, 2020. The company subsequently entered into an agreement with a third party financial institution on December 21, 2017 to effect a $1.00 billion ASR program under the authorization. The actual number of shares repurchased under the agreement will be determined based on a volume-weighted average price of the company’s common stock during the purchase period. Settlement of approximately $200 million of repurchases under the ASR program remains pending, and the company expects final settlement by the end of the first quarter of 2018.

•	The company executed share repurchases of approximately 3,284,300 shares at an average price of $243.58 per share under the ASR in 4Q17. Prior to entering the ASR, the company executed share repurchases in the open market of approximately $510 million, or approximately 2,074,500 of its outstanding shares at an average price of $245.96 per share in 4Q17.

•	For FY17, the company executed open market repurchases of approximately $3.1 billion, or approximately 12,990,300 shares at an average price of $234.79 per share, including those purchased under a previous ASR entered into in the first quarter of 2017. Due to the then-pending merger agreement, the company did not repurchase any shares in 4Q16 or FY16. As of February 6, 2018, excluding the $200 million pending settlement of the ASR, approximately $2.00 billion of the current repurchase authorization was remaining.

Cash dividends

•	The company paid cash dividends to its stockholders of $58 million in 4Q17 versus $44 million in 4Q16. Cash dividends of $220 million were paid to the company’s stockholders during FY17 while $177 million were paid in FY16.

•	In November 2017, the company’s Board of Directors declared a cash dividend to stockholders of $0.40 per share, payable on January 26, 2018, to stockholders of record on December 29, 2017.

•	In February 2018, the company’s Board of Directors declared a cash dividend of $0.50 per share, payable on April 27, 2018 to stockholders of record on March 30, 2018, an increase of 25 percent from the company’s previous dividend of $0.40 per share.

Humana’s Retail Segment

This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition prescription drug plan program.

Retail segment revenues:

•	The 4Q17 revenues for the Retail segment were $10.95 billion, an increase of $322 million, or 3 percent, from $10.63 billion in 4Q16 primarily reflecting higher revenues associated with the company’s Medicare Advantage business resulting from increased membership as well as increased per-member premiums for certain of the segment’s products.

•	The FY17 revenues for the Retail segment were $44.73 billion, an increase of $1.41 billion, or 3 percent, from $43.32 billion in FY16 primarily reflecting the same factors impacting the fourth quarter comparison.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,860,800 as of December 31, 2017, a net increase of 23,200, or 1 percent, from 2,837,600 as of December 31, 2016, and up 11,400, or less than 1 percent, from 2,849,400 as of September 30, 2017. Current membership levels primarily reflect the effect of planned exits from markets and products that were not meeting long-term strategic and financial objectives. Additionally, 2017 membership growth was muted due to competitive actions including the uncertainty associated with the transaction that was pending during last year’s Annual Election Period (AEP).

•	January 2018 individual Medicare Advantage membership approximated 3,024,000, up approximately 163,200 from December 31, 2017, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

•	Group Medicare Advantage membership was 441,400 as of December 31, 2017, a net increase of 86,000, or 24 percent, from 355,400 at December 31, 2016, and up 3,000, or 1 percent, from 438,400 as of September 30, 2017. The year-over-year comparison resulted from the addition of a large account in January 2017.

•	January 2018 group Medicare Advantage membership approximated 495,000, up approximately 53,600 from December 31, 2017, reflecting net membership additions during the recently completed AEP for Medicare beneficiaries.

•	Membership in the company’s stand-alone PDP offerings was 5,308,100 as of December 31, 2017, a net increase of 356,700, or 7 percent, from 4,951,400 as of December 31, 2016, and up 17,200, or less than 1 percent, from 5,290,900 as of September 30, 2017. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	January 2018 stand-alone PDP membership approximated 5,089,000 down approximately 219,100 from December 31, 2017, reflecting net membership declines during the recently completed AEP for Medicare primarily attributable to the loss of auto assign members in Florida and South Carolina due to pricing over the CMS low income benchmark and continued membership declines in the company’s Enhanced Plan. In addition, growth in the company’s co-branded Walmart plan was significantly lower than historical levels due to the introduction of additional low-priced competitor offerings in many regions.

•	State-based contracts membership (including dual-eligible demonstration members) was 360,100 as of December 31, 2017, a net decrease of 28,000, or 7 percent, from 388,100 at December 31, 2016, and down 3,300, or 1 percent, from 363,400 as of September 30, 2017. The decreases were primarily driven by lower membership associated with the company’s Florida contracts resulting from network realignments.

Retail segment benefits expense:

•	The 4Q17 benefit ratio for the Retail segment of 84.2 percent increased 130 basis points from 82.9 percent in 4Q16 primarily due to the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing and benefit design of the company’s products, margin compression associated with the competitive environment in the group Medicare Advantage business and slightly lower favorable Prior Period Development. These items were partially offset by the impact of planned exits from certain Medicare Advantage markets that carried a higher benefit ratio than other markets and lower than expected medical costs as compared to the assumptions used in the pricing of the company’s individual Medicare Advantage business.

•	The FY17 benefit ratio for the Retail segment of 85.6 percent was 50 basis points higher than the FY16 ratio of 85.1 percent primarily due to the same factors impacting the year-over-year comparisons for the fourth quarter.

Retail segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	FY
Prior Period Development from prior years recognized in FY17	$204	$83	$52	$47	$386
Prior Period Development from prior years recognized in FY16	$218	$81	$80	$50	$429

•	The favorable Prior Period Development declined slightly year-over-year for 4Q17 and FY17 as shown in the table above. The FY17 decline reflects unfavorable year-over-year comparisons related to the company’s Medicare business, as expected.

•	Prior Period Development decreased the Retail segment benefit ratio by 40 basis points in 4Q17 and by 50 basis points in 4Q16. Prior Period Development lowered the FY17 segment benefit ratio by 90 basis points and by 100 basis points in FY16.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 11.8 percent in 4Q17 decreased 100 basis points from 12.8 percent in 4Q16 primarily due to the temporary suspension of the health insurance industry fee in 2017. This decrease was partially offset by increased spending associated with AEP, investments in the company’s integrated care delivery model, and an increase in compensation expense accruals resulting from the continued strong performance by the company.

•	The Retail segment’s FY17 operating cost ratio of 9.6 percent decreased 120 basis points from 10.8 percent in FY16 reflecting the same factors impacting the year-over-year comparisons for the fourth quarter.

•	The non-deductible health insurance industry fee increased the Retail segment’s GAAP operating cost ratio by approximately 180 basis points in 4Q16 and by 170 basis points in FY16.

Retail segment pretax results:

Retail segment pretax income in millions	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$391	$427	$1,978	$1,690
Amortization associated with identifiable intangibles	6	6	24	26
Adjusted (non-GAAP) - 4Q16 and FY16 as recast	$397	$433	$2,002	$1,716

•	The Retail segment’s GAAP pretax income of $391 million in 4Q17 declined $36 million, or 8 percent, from GAAP pretax income for the segment of $427 million in 4Q16. Adjusted pretax income for the Retail segment of $397 million in 4Q17 also declined $36 million, or 8 percent, from the Adjusted pretax income in 4Q16. These comparisons primarily reflect the year-over-year increase in the segment’s benefit ratio partially offset by the improvement in the segment’s operating cost ratio.

•	For FY17, GAAP pretax income for the Retail Segment of $1.98 billion increased by $288 million, or 17 percent, from FY16 while Adjusted pretax income for the Retail segment of $2.00 billion in FY17 increased $286 million, or 17 percent, from $1.72 billion of Adjusted pretax income for the Retail segment in FY16. Both the GAAP and Adjusted year-over-year increases resulted from the improvement in earnings for the company’s Medicare Advantage business.

Humana’s Group and Specialty Segment

This segment consists of the company’s employer group fully-insured commercial medical products and specialty health insurance benefits marketed to individuals and groups, including dental, vision, and other supplemental health and voluntary insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses, which beginning January 1, 2018 primarily related to the TRICARE East Region contract.

Group and Specialty segment revenues:

•	The 4Q17 revenues for the Group and Specialty segment were $1.89 billion, up $54 million, or 3 percent, from $1.84 billion in 4Q16, primarily reflecting higher performance incentives earned under the company’s previous TRICARE contract, as well as an increase in group fully-insured commercial medical per-member premiums, partially offset by declines in average group fully-insured and ASO commercial medical membership.

•	The FY17 revenues for the Group and Specialty segment were $7.45 billion, up $63 million, or 1 percent, from $7.39 billion in FY16, primarily reflecting the same factors impacting the fourth quarter comparison.

Group and Specialty segment enrollment:

•	Group fully-insured commercial medical membership was 1,097,700 at December 31, 2017, a decrease of 38,300, or 3 percent, from 1,136,000 at December 31, 2016, and down 1,100, or less than 1 percent, from 1,098,800 at September 30, 2017. The changes are reflective of lower membership in small group accounts due in part to more small group accounts selecting ASO products in 2017. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 64 percent at December 31, 2017, 65 percent at December 31, 2016 and 64 percent at September 30, 2017.

•	Group ASO commercial medical membership was 458,700 at December 31, 2017, a decrease of 114,500, or 20 percent, from 573,200 at December 31, 2016, but up 13,000, or 3 percent, from 445,700 at September 30, 2017. The changes primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment, offset by more small group accounts selecting ASO products in 2017. Small group membership comprised 12 percent of group ASO medical membership at December 31, 2017 versus 4 percent at December 31, 2016 and 9 percent at September 30, 2017.

•	Military services membership was 3,081,800 at December 31, 2017, a decrease of 2,300, or less than 1 percent, from 3,084,100 at December 31, 2016, and down 17,200, or 1 percent versus 3,099,000 at September 30, 2017. On January 1, 2018, the company transitioned to providing healthcare services to military service members, retirees, and their families under the TRICARE East Region contract from the South Region contract. Under the East Region contract, the company covers approximately 6 million beneficiaries in a 32-state region.

•	Membership in specialty products (j) was 6,986,000 at December 31, 2017, an increase of 24,800, or less than 1 percent, from 6,961,200 at December 31, 2016, and up 52,000, or 1 percent, from 6,934,000 at September 30, 2017. The increases primarily are attributable to strong growth in vision products marketed to employer groups.

Group and Specialty segment benefits expense:

•	The 4Q17 benefit ratio for the Group and Specialty segment was 83.1 percent, an increase of 250 basis points from 80.6 percent for 4Q16. The year-over-year increase in the benefit ratio primarily reflects the impact of the temporary suspension of the health insurance industry fee in 2017 which was contemplated in the pricing of the company’s products and an unfavorable comparison of Prior Period Development in 4Q17. The increase was further impacted by an increased proportion of small group members transitioning to community rated plans that carry a higher benefit ratio.

•	The FY17 benefit ratio for the Group and Specialty segment of 79.2 percent was 100 basis points higher than the FY16 ratio of 78.2 percent primarily due to the same factors impacting the quarterly comparison, partially offset by lower utilization in FY17 for the segment’s fully-insured commercial medical business, primarily associated with the large group business.

Group and Specialty segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	Fourth quarter	FY
Prior Period Development from prior years recognized in FY17	$20	$11	$13	($4)	$40
Prior Period Development from prior years recognized in FY16	$41	($3)	$3	$5	$46

•	The Prior Period Development declined year-over-year for 4Q17 and FY17 as shown in the table above. The 4Q17 decline reflects unfavorable year-over-year comparisons relating to the company’s fully-insured small group commercial business.

•	Prior Period Development increased the 4Q17 Group and Specialty segment benefit ratio by 20 basis points but decreased the ratio by 30 basis points in 4Q16. Prior Period Development lowered the FY17 segment benefit ratio by 60 basis points and by 70 basis points in FY16.

Group and Specialty segment operating costs:

•	The Group and Specialty segment’s operating cost ratio was 21.9 percent in 4Q17, a decrease of 260 basis points from 24.5 percent in 4Q16, primarily due to the temporary suspension of the health insurance industry fee in 2017 as well as operating cost efficiencies. These impacts were partially offset by an increase in compensation expense accruals resulting from the continued strong performance by the company.

•	The Group and Specialty segment’s operating cost ratio of 21.4 percent for FY17 was down 210 basis points compared to 23.5 percent for FY16 primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter.

•	The non-deductible health insurance industry fee negatively impacted the Group and Specialty segment’s operating cost ratio by approximately 150 basis points in 4Q16 and FY16.

Group and Specialty segment pretax results:

Group and Specialty segment pretax income In millions	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$47	$11	$412	$344
Amortization associated with identifiable intangibles	1	1	3	4
Adjusted (non-GAAP) - 4Q16 and FY16 as recast	$48	$12	$415	$348

•	The Group and Specialty segment’s GAAP pretax income of $47 million in 4Q17 compared to GAAP pretax income of $11 million in 4Q16, an increase of $36 million, or 327 percent. Adjusted pretax income for the Group and Specialty segment of $48 million in 4Q17 also increased $36 million, or 300 percent, from $12 million of Adjusted pretax income in 4Q16. The increases primarily reflect higher pretax earnings from the company’s military services business resulting from higher performance incentives earned under the company’s previous TRICARE contract.

•	The Group and Specialty segment’s GAAP pretax income of $412 million in FY17 compared to GAAP pretax income of $344 million in FY16, an increase of $68 million, or 20 percent. Adjusted pretax income for the Group and Specialty segment of $415 million in FY17 increased $67 million, or 19 percent, from $348 million in Adjusted pretax income in FY16. The year-over-year changes for both GAAP and Adjusted pretax income for the Group and Specialty segment primarily reflect higher earnings associated with the company’s fully-insured business as well as higher earnings from the company’s military services business resulting from higher performance incentives earned under the previous TRICARE contract.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, and clinical programs, such as home health and other services and capabilities to promote wellness and advance population health.

Services offered by this segment are designed to enhance members’ healthcare experience with Humana overall. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment revenues:

•	Revenue of $6.02 billion in 4Q17 for the Healthcare Services segment decreased $370 million, or 6 percent, from $6.39 billion in 4Q16. The decline primarily was due to the company’s pharmacy solutions business and the result of the optimization process associated with the company’s chronic care management programs discussed below, as well as lower revenue in our provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located. The company’s pharmacy solutions business revenues were impacted by improvements in net pharmacy costs driven by the company’s pharmacy benefit manager and an increase in the generic dispensing rate. These items were partially offset by higher year-over-year script volume from growth in the company’s Medicare Advantage and stand-alone PDP membership, partially offset by the impact of lower Individual Commercial membership. The company’s generic dispensing rate improved to 91.3 percent during 4Q17 compared to 90.8 percent during 4Q16. The higher generic dispensing rate reduced revenues (and operating costs) for the company’s pharmacy solutions business as generic drugs are generally priced lower than branded drugs.

•	FY17 revenue for the Healthcare Services segment was $23.96 billion, a decrease of $1.35 billion, or 5 percent, from $25.31 billion in FY16 primarily reflecting the same factors impacting the year-over-year comparison for the fourth quarter. The company’s generic dispensing rate improved to 91.3 percent during FY17 compared to 90.5 percent during FY16.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio of 96.0 percent in 4Q17 increased 60 basis points from 95.4 percent in 4Q16 primarily due to the timing of the optimization process associated with the company’s chronic care management programs and an increase in compensation expense accruals resulting from the continued strong performance by the company. As the company optimized its chronic care management programs, operating cost reductions lagged the associated reduction in revenue, negatively impacting the operating cost ratio.

•	The Healthcare Services segment’s operating cost ratio of 95.5 percent for FY17 was generally unchanged from 95.2 percent for FY16.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 52,200 at December 31, 2017 increased 4 percent from 50,400 at December 31, 2016, and increased 1 percent from 51,500 at September 30, 2017. At December 31, 2017, 66 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 64 percent at December 31, 2016 and 66 percent at September 30, 2017.

•	Medicare Advantage and dual demonstration program membership enrolled in a Humana chronic care management program was 794,900 at December 31, 2017, down 28 percent from 1,099,200 at December 31, 2016 and down 4 percent from 825,200 at September 30, 2017. The company has undergone an optimization process that ensures the appropriate level of member interaction with clinicians to drive quality outcomes leading to reduced segment earnings but higher returns on investment.

•	Pharmacy script volume on an adjusted 30-day equivalent basis of 110 million for 4Q17 increased 1 percent compared to 109 million for 4Q16. Pharmacy script volume of 433 million for FY17 increased 2 percent compared to 426 million for FY16. These increases primarily were driven by higher Medicare membership, partially offset by the decline in Individual Commercial membership.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	4Q17 (a)	4Q16 (b)	FY17 (c)	FY16 (d)
GAAP	$213	$268	$967	$1,096
Amortization associated with identifiable intangibles	14	11	47	46
Adjusted (non-GAAP) - 4Q16 and FY16 as recast	$227	$279	$1,014	$1,142

•	Healthcare Services segment GAAP pretax income of $213 million in 4Q17 decreased by $55 million, or 21 percent, from GAAP pretax income of $268 million in 4Q16. Adjusted pretax income in 4Q17 for the Healthcare Services segment of $227 million was down $52 million, or 19 percent, compared to $279 million in 4Q16. These declines primarily were due to the impact of the optimization process associated with the company’s chronic care management programs discussed above.

•	FY17 GAAP pretax income for the Healthcare Services segment of $967 million decreased by $129 million, or 12 percent, from FY16 GAAP pretax earnings of $1.10 billion. The segment’s Adjusted pretax income for FY17 of $1.01 billion decreased $128 million, or 11 percent, versus the FY16 Adjusted pretax income for the Healthcare Services segment of $1.14 billion. The year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily reflected the same factors impacting the quarterly comparisons, as well as lower results in the provider services business reflecting lower Medicare rates year-over-year in geographies where the company’s provider assets are primarily located.

Humana’s Individual Commercial Segment

This segment consists of the company’s Individual Commercial products marketed under the HumanaOne brand. For 2017, the company offered on-exchange products as well as certain grandfathered policies issued prior to the enactment of the Health Care Reform Law. Off-exchange products were also offered in 2016. As announced in 2017, the company exited this business effective January 1, 2018. Results of this segment have been excluded from consolidated Adjusted results, with prior periods being recast.

Individual Commercial segment enrollment:

•	Individual Commercial membership of 128,800 as of December 31, 2017, was down 526,000, or 80 percent, from 654,800 at December 31, 2016, and down 14,000, or 10 percent, from 142,800 as of September 30, 2017. The decreases primarily reflected the decline in number of counties where the company offers on-exchange coverage, as well as the discontinuance of offering off-exchange products.

Individual Commercial segment benefits expense:

•	The 4Q17 benefit ratio for the Individual Commercial segment was 80.3 percent, a decrease from 285.3 percent for 4Q16. The year-over-year decrease primarily resulted from the impact of the write-off of receivables associated with the risk corridor premium stabilization program, as well as the planned exits in 2017 in certain markets that carried a higher benefit ratio and per-member premium increases.

•	The FY17 benefit ratio for the Individual Commercial segment was 57.4 percent, a decrease from 107.7 percent for FY16 primarily reflecting the same factors impacting the fourth quarter comparisons.

Individual Commercial segment operating costs:

•	The Individual Commercial segment’s operating cost ratio of 25.9 percent in 4Q17 significantly declined from 51.3 percent in 4Q16, primarily due to the impact of the write-off of receivables associated with the risk corridor premium stabilization program and the temporary suspension of the health insurance industry fee in 2017, partially offset by loss of scale efficiency from market exits in 2017.

•	The FY17 operating cost ratio for the Individual Commercial segment was 21.2 percent, an increase of 160 basis points from 19.6 percent in FY16 primarily due to the loss of scale efficiency from market exits in 2017 partially offset by the impact of the write-off of receivables associated with the risk corridor premium stabilization program and the temporary suspension of the health insurance industry fee in 2017.

Individual Commercial segment pretax results:

•	The Individual Commercial segment’s pretax loss of $14 million in 4Q17 compared to a pretax loss of $634 million in 4Q16, a favorable change of $620 million, primarily reflecting the write-off of receivables associated with the risk corridor premium stabilization program in 4Q16 and the exit of certain markets and per-member premium increases in 2017.

•	The Individual Commercial segment’s pretax income of $193 million in FY17 compared to a pretax loss of $869 million in FY16, a favorable change of $1.06 billion, reflecting the same factors impacting the fourth quarter comparisons.

Conference Call & Virtual Slide Presentation

Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings. A live virtual presentation (audio with slides) may be accessed via Humana’s Investor Relations page at humana.com. The company suggests web participants sign on at least 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

All parties interested in the company’s 4Q17 earnings conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in at least 15 minutes in advance of the call.

For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast. Telephone replays will also be available approximately two hours following the live event until midnight eastern time on April 7, 2018 and can be accessed by dialing 855-859-2056 and providing the conference ID #5288588.

Footnotes

(a)	4Q17 Adjusted results exclude the following:

•	Transaction and integration costs of $11 million pretax, or $0.05 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $21 million pretax, or $0.09 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $0.55 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

•	Operating losses of $14 million pretax, or $0.06 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $23 million pretax, or $0.10 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•	Expense of approximately $17 million pretax, or $0.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•	The impact of approximately $0.94 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(b)	4Q16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $23 million pretax, or $0.15 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $18 million, or $0.08 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $634 million pretax, or $2.68 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (g). GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(c)	FY17 Adjusted results exclude the following:

•	Net gain from the termination of the merger agreement of approximately $936 million pretax, or $4.31 per diluted common share; includes the net break-up fee and transaction costs net of the tax benefit associated with certain expenses which were previously non-deductible; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $75 million pretax, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	The one-year beneficial effect of a lower effective tax rate of approximately $2.15 per diluted common share in light of pricing and benefit design assumptions associated with the 2017 temporary suspension of the non-deductible health insurance industry fee; excludes Individual Commercial segment impact. The only GAAP measure affected in this release is EPS.

•	Guaranty fund assessment expense of approximately $54 million pretax, or $0.24 per diluted common share, to support the policyholder obligations of Penn Treaty (an unaffiliated long-term care insurance company); GAAP measures affected in this release include consolidated pretax income, EPS, and consolidated operating costs ratio. Under state guaranty assessment laws, the company may be assessed (up to prescribed limits) for certain obligations to the policyholders and claimants of insolvent insurance companies that write the same line or lines of business as the company. On March 1, 2017, a court ordered the liquidation of Penn Treaty which triggered assessments from the state guaranty associations.

•	Operating earnings of approximately $193 million pretax, or $0.84 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Expense of approximately $148 million pretax, or $0.64 per diluted common share, associated with voluntary and involuntary workforce reduction programs; GAAP measures affected in this release include consolidated pretax, EPS, and consolidated operating cost ratio.

•	Expense of approximately $17 million pretax, or $.08 per diluted common share, associated with early retirement of debt in the fourth quarter of 2017; GAAP measures affected in this release include consolidated pretax income and EPS.

•	The impact of approximately $0.92 per diluted common share associated with the re-measurement of deferred tax assets at lower corporate tax rates under the Tax Reform Law. The only GAAP measure affected in this release is EPS.

(d)	FY16 Adjusted results (recast) exclude the following:

•	Transaction and integration costs of $104 million pretax, or $0.64 per diluted common share, associated with the then-pending merger agreement; GAAP measures affected in this release include consolidated pretax income and EPS.

•	Amortization expense for identifiable intangibles of approximately $77 million, or $0.32 per diluted common share; GAAP measures affected in this release include consolidated pretax, EPS, and segment pretax results (for each segment’s amount of such amortization).

•	Operating losses of $869 million pretax, or $3.78 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed. Includes the write-off of receivables associated with the risk corridor premium stabilization program. See related footnote (g). GAAP measures affected in this release include consolidated pretax income, EPS, consolidated revenues, consolidated benefit ratio and consolidated operating cost ratio.

•	Pretax expenses of $505 million, or $2.11 per diluted common share, of reserve strengthening related to the company’s non-strategic closed block of long-term care insurance business (included in “Other Businesses” in company’s consolidating statement of operations); GAAP measures affected in this release include the consolidated benefit ratio, consolidated pretax income and EPS. See related footnote (f).

(e)	FY18 Adjusted EPS projections exclude the following:

•	Amortization expense for identifiable intangibles of approximately $77 million pretax, or $0.42 per diluted common share.

•	Operating earnings of approximately $14 million pretax, or $0.08 per diluted common share, for the company’s Individual Commercial segment given the company’s exit on January 1, 2018, as previously disclosed.

(f)	As noted above, in addition to previously-disclosed adjustments, EPS for FY16 included a strengthening of reserves for the company’s non-strategic closed block of long-term care business. In connection with its acquisition of KMG America in 2007, the company acquired a non-strategic closed block of long-term care insurance policies. These policies were sold between 1995 and 2005, of which approximately 30,800 remained in force as of December 31, 2016. During the fourth quarter of 2016, the company recorded a reserve strengthening for this closed block of policies as it determined the present value of future premiums, together with its existing reserves were not adequate to provide for future policy benefits. This adjustment primarily was driven by emerging experience indicating longer claims duration, a prolonged lower interest rate environment and an increase in policyholder life expectancies.
(g)	On November 10, 2016, the U.S. Court of Federal Claims ruled in favor of the government in one of a series of cases filed by insurers against the Department of Health and Human Services (HHS) to collect risk corridor payments, rejecting all of the insurer’s statutory, contract and Constitutional claims for payment. Prior to this decision, the company had maintained the receivable in previous periods in reliance upon the interpretation previously promulgated by HHS that the risk corridor receivables were obligations of the U.S. government. Given this court decision, however, the company’s conclusion with respect to the ultimate collectability of the receivable shifted, and accounting rules required that the receivable be written off. Land of Lincoln Mutual Health Insurance Company v. United States; United States Court of Federal Claims No. 16-744C. On November 2, 2017, the company filed suit against the United States of America in the Court of Federal Claims on behalf of its health plans seeking recovery of approximately $611 million in payments owed to the company under the risk corridor program.
(h)	The company calculates days in claims payable (DCP) using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for reserve strengthening, if any, for the company’s non-strategic closed block of long-term care insurance business and its impact on future policy benefits expense, such as that from the fourth quarter of 2016. The company’s methodology results in a lower level of DCP versus the sector at large which is likely due to the company’s concentration of business in Medicare Advantage and stand-alone PDP offerings, including utilization patterns of prescriptions among the senior population, and the speed of processing associated with Humana Medicare medical and pharmacy claims.
(i)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(j)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves the company may establish, including premium deficiency reserves, may be insufficient.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.

•	Certain proposed transactions, including the divestiture of Humana’s subsidiary, KMG America Corporation, and the acquisition of a minority interest in Kindred Healthcare, Inc.’s Kindred at Home division by Humana, are subject to various closing conditions, including various regulatory approvals and customary closing conditions, as well as other uncertainties, and there can be no assurances as to whether and when these transactions may be completed.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Healthcare Reform Law, including The Patient Protection and Affordable Care Act and The Healthcare and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows. Additionally, potential legislative changes, including activities to repeal or replace, in whole or in part, the Health Care Reform Law, creates uncertainty for Humana’s business, and when, or in what form, such legislative changes may occur cannot be predicted with certainty.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2016;

•	Form 10-Q for the quarter ended March 31, 2017, June 30, 2017, September 30, 2017; and

•	Form 8-Ks filed during 2017 and 2018.

About Humana

Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.

To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.

More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases and conference calls

•	Calendar of events

•	Corporate Governance information

Humana Inc. – Rollforward of Initial 2017 Guidance to Actual 2017 Results Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS	Adjustments to GAAP	Adjusted EPS
Guidance issued on February 14, 2017	$16.65 to $16.85	(~5.85)	$10.80 to $11.00
Changes in projected operating performance:
Retail segment	$0.96	—	$0.96
Group and Specialty segment	$0.44	—	$0.44
Healthcare Services segment	($0.49)	—	($0.49)
Individual Commercial segment	$1.01	($1.01)	—
Net (gain) expenses associated with the terminated merger agreement	($0.01)	$0.01	—
Guaranty fund assessment expense	($0.11)	$0.11	—
Voluntary and involuntary workforce reduction programs	($0.64)	$0.64	—
Early retirement of debt	($0.08)	$0.08	—
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates	($0.92)	$0.92	—
Other	($0.10)	—	($0.10)
As of December 31, 2017	$16.81	(5.10)	$11.71

Humana Inc. – Rollforward of 2017 Guidance to Actual 2017 Results Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS	Adjustments to GAAP	Adjusted EPS
Guidance as of November 8, 2017	~$ 17.62	(~6.02)	~$ 11.60
Changes in projected operating performance:
Retail segment	($0.27)	—	($0.27)
Group and Specialty segment	$0.16	—	$0.16
Healthcare Services segment	$0.18	—	$0.18
Individual Commercial segment	$0.19	($0.19)	—
Net (gain) expenses associated with the terminated merger agreement	($0.04)	$0.04	—
Voluntary and involuntary workforce reduction programs	($0.07)	$0.07	—
Early retirement of debt	($0.08)	$0.08	—
Impact of Tax Reform Law, primarily re-measurement of deferred tax assets at lower corporate tax rates	(0.92)	$0.92	—
Other	$0.04	—	$0.04
As of December 31, 2017	$16.81	(5.10)	$11.71

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of February 7, 2018		Comments
Diluted earnings per common share (EPS)	GAAP Adjustments Non-GAAP	~$13.16-$13.66 $0.34 ~$13.50 -$14.00	• See footnote (e) for detail of non-GAAP adjustments

Total revenues	Consolidated Retail segment Group and Specialty segment Healthcare Services segment	$55.8 billion to $56.4 billion $47.5 billion to $48.0 billion $7.0 billion to $7.5 billion $23.25 billion to $23.75 billion

•  Consolidated and segment-level revenue projections include expected investment income

•  Segment-level revenues include amounts that eliminate in consolidation

•  Healthcare Services segment revenues include the full year impact of the 2017 optimization of the company’s Humana At Home business

Change in year-end medical membership from prior year end

•  Individual Medicare Advantage: Up 180,000 to 200,000

•  Group Medicare Advantage: Up 65,000 to 70,000

•  Medicare stand-alone PDP: Down 280,000 to 320,000

•  Group commercial fully-insured: Down 70,000 to 80,000

Benefit ratios	Retail segment Group and Specialty segment	85.25% to 86.25% 77.50% to 78.00%	• Ratio calculation: benefits expense as a percent of premium revenues • No material impact anticipated from non-GAAP adjustments

Consolidated operating cost ratio	12.9% to 13.4%		• Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG, whose subsidiary, KIC, includes Humana’s closed block of non-strategic long-term care insurance policies, to CGIC, a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

In accordance with GAAP unless otherwise noted	Humana Inc. Full-Year 2018 Projections As of February 7, 2018		Comments
Pretax results	Retail segment Group and Specialty segment Healthcare Services segment	$1.425 billion to $1.600 billion $350 million to $400 million $825 million to $875 million	• No material impact anticipated from non-GAAP adjustments on segment-level results for the Retail, Group and Specialty, or Healthcare Services segments

Effective tax rate	GAAP	32.5% to 33.5%	• Includes impact of the non-deductible health insurance industry fee

Weighted average share count for diluted EPS	138.5 million to 139.5 million		• Includes impact of projected share repurchases

Cash flows from operations	$2.2 billion to $2.6 billion

Capital expenditures	$550 million to $600 million

The company’s earnings guidance for FY18 does not include any potential impact from the previously announced pending sale of KMG, whose subsidiary, KIC, includes Humana’s closed block of non-strategic long-term care insurance policies, to CGIC, a Texas-based insurance company wholly-owned by HC2 Holdings, Inc., a diversified holding company (NYSE: HCHC).

Humana Inc.

Statistical Schedules

And

Supplementary Information

4Q17 Earnings Release

Humana Inc.

Statistical Schedules and Supplementary Information

4Q17 Earnings Release

Contents

Consolidated Financial Statements
1.	Consolidated Statements of Income	(S-3 - S-4)
2.	Consolidated Balance Sheets	(S-5)
3.	Consolidated Statements of Cash Flows	(S-6 - S-7)
Operating Results Detail
4.	Consolidating Statements of Income - Quarter	(S-8 - S-9)
5.	Consolidating Statements of Income - FY	(S-10 - S-11)
6.	Ending Membership Detail	(S-12)
7.	Premiums and Services Revenue Detail	(S-13 - S-14)
8.	Healthcare Services Segment Metrics	(S-15 - S-17)
Balance Sheet Detail
9.	Benefits Payable Detail and Statistics	(S-18 - S-19)
Footnotes		(S-20)

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Three Months Ended December 31,		Dollar	Percentage
	2017	2016	Change	Change
Revenues:
Premiums	$12,824	$12,560	$264	2.1%
Services	276	220	56	25.5%
Investment income	89	98	(9)	-9.2%

Total revenues	13,189	12,878	311	2.4%

Operating expenses:
Benefits	10,639	11,201	(562)	-5.0%
Operating costs	1,873	2,001	(128)	-6.4%
Merger termination fee and related costs, net	11	23	(12)	-52.2%
Depreciation and amortization	100	91	9	9.9%

Total operating expenses	12,623	13,316	(693)	-5.2%

Income (loss) from operations	566	(438)	1,004	229.2%
Interest expense	76	48	28	58.3%

Income (loss) before income taxes	490	(486)	976	200.8%
Provision (benefit) for income taxes	306	(85)	391	460.0%

Net income (loss)	$184	$(401)	$585	145.9%

Basic earnings (loss) per common share	$1.30	$(2.68)	$3.98	148.5%
Diluted earnings (loss) per common share	$1.29	$(2.68)	$3.97	148.1%
Shares used in computing basic earnings per common share (000’s)	141,333	149,536
Shares used in computing diluted earnings per common share (000’s)	142,474	149,536

Humana Inc.

Consolidated Statements of Income

Dollars in millions, except per common share results

	Year ended December 31,		Dollar	Percentage
	2017	2016	Change	Change
Revenues:
Premiums	$52,380	$53,021	$(641)	-1.2%
Services	982	969	13	1.3%
Investment income	405	389	16	4.1%

Total revenues	53,767	54,379	(612)	-1.1%

Operating expenses:
Benefits	43,496	45,007	(1,511)	-3.4%
Operating costs	6,567	7,173	(606)	-8.4%
Merger termination fee and related costs, net	(936)	104	(1,040)	-1000.0%
Depreciation and amortization	378	354	24	6.8%

Total operating expenses	49,505	52,638	(3,133)	-6.0%

Income from operations	4,262	1,741	2,521	144.8%
Interest expense	242	189	53	28.0%

Income before income taxes	4,020	1,552	2,468	159.0%
Provision for income taxes	1,572	938	634	67.6%

Net income	$2,448	$614	$1,834	298.7%

Basic earnings per common share	$16.94	$4.11	$12.83	312.2%
Diluted earnings per common share	$16.81	$4.07	$12.74	313.0%
Shares used in computing basic earnings per common share (000’s)	144,493	149,375
Shares used in computing diluted earnings per common share (000’s)	145,585	150,917

Humana Inc.

Consolidated Balance Sheets

Dollars in millions, except share amounts

	December 31,	December 31,	YTD Change
	2017	2016	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$4,042	$3,877
Investment securities	9,557	7,595
Receivables, net	854	1,280
Other current assets	2,949	3,438

Total current assets	17,402	16,190	$1,212	7.5%
Property and equipment, net	1,584	1,505
Long-term investment securities	2,745	2,203
Goodwill	3,281	3,272
Other long-term assets	2,166	2,226

Total assets	$27,178	$25,396	$1,782	7.0%

Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$4,668	$4,563
Trade accounts payable and accrued expenses	4,069	2,467
Book overdraft	141	212
Unearned revenues	378	280
Short-term debt	150	300

Total current liabilities	9,406	7,822	$1,584	20.3%
Long-term debt	4,770	3,792
Future policy benefits payable	2,923	2,834
Other long-term liabilities	237	263

Total liabilities	17,336	14,711	$2,625	17.8%

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,572,458 issued at December 31, 2017	33	33
Capital in excess of par value	2,445	2,562
Retained earnings	13,670	11,454
Accumulated other comprehensive income (loss)	19	(66)
Treasury stock, at cost, 60,893,762 shares at December 31, 2017	(6,325)	(3,298)

Total stockholders’ equity	9,842	10,685	$(843)	-7.9%

Total liabilities and stockholders’ equity	$27,178	$25,396	$1,782	7.0%

Debt-to-total capitalization ratio	33.3%	27.7%
Return on Invested Capital (ROIC) based on Net Operating Profit After Tax (NOPAT) - trailing 12 months	17.6%	5.0%

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Three Months Ended December 31,		Dollar	Percentage
	2017	2016	Change	Change
Cash flows from operating activities
Net income (loss)	$184	$(401)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	107	99
Other intangible amortization	21	18
Net realized capital loss (gain)	14	(31)
Stock-based compensation	41	39
Provision (benefit) from deferred income taxes	186	(125)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	68	(515)
Other assets	(213)	845
Benefits payable	(291)	(486)
Other liabilities	—	810
Unearned revenues	(3,069)	(3,071)
Other, net	41	45

Net cash used in operating activities	(2,911)	(2,773)	($138)	-5.0%

Cash flows from investing activities
Acquisitions, net of cash acquired	(21)	—
Purchases of property and equipment	(150)	(132)
Proceeds from sales of property and equipment	2	—
Purchases of investment securities	(1,928)	(2,033)
Maturities of investment securities	192	344
Proceeds from sales of investment securities	740	993

Net cash used in investing activities	(1,165)	(828)	($337)	-40.7%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	(108)	743
Proceeds from issuance of senior notes, net	794	—
Repayments of long-term debt	(800)	—
Repayment of commercial paper, net	—	(1)
Change in book overdraft	(30)	29
Common stock repurchases	(1,546)	(29)
Dividends paid	(58)	(44)
Proceeds from stock option exercises and other	1	11

Net cash (used in) provided by financing activities	(1,747)	709	($2,456)	-346.4%

Decrease in cash and cash equivalents	(5,823)	(2,892)
Cash and cash equivalents at beginning of period	9,865	6,769

Cash and cash equivalents at end of period	$4,042	$3,877

Humana Inc.

Consolidated Statements of Cash Flows

Dollars in millions

	Year Ended December 31,		Dollar	Percentage
	2017	2016	Change	Change
Cash flows from operating activities
Net income	$2,448	$614
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	410	388
Other intangible amortization	75	77
Net realized capital gains	(14)	(96)
Stock-based compensation	157	115
Provision (benefit) for deferred income taxes	132	(71)
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	426	(119)
Other assets	(582)	426
Benefits payable	105	(413)
Other liabilities	641	937
Unearned revenues	98	(84)
Other, net	155	162

Net cash provided by operating activities	4,051	1,936	$2,115	109.2%

Cash flows from investing activities
Acquisitions, net of cash acquired	(31)	(7)
Purchases of property and equipment	(526)	(527)
Proceeds from sales of property and equipment	2	—
Purchases of investment securities	(6,265)	(6,566)
Maturities of investment securities	1,111	1,426
Proceeds from sales of investment securities	2,768	4,312

Net cash used in investing activities	(2,941)	(1,362)	($1,579)	-115.9%

Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	1,823	1,093
Proceeds from issuance of senior notes, net	1,779	—
Repayments of long-term debt	(800)	—
Repayment of commercial paper, net	(153)	(2)
Change in book overdraft	(71)	(89)
Common stock repurchases	(3,365)	(104)
Dividends paid	(220)	(177)
Proceeds from stock option exercises and other	62	11

Net cash (used in) provided by financing activities	(945)	732	($1,677)	-229.1%

Increase in cash and cash equivalents	165	1,306
Cash and cash equivalents at beginning of period	3,877	2,571

Cash and cash equivalents at end of period	$4,042	$3,877

Humana Inc.

Consolidating Statements of Income - 4Q17

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,985	$—	$—	$—	$—	$—	$7,985
Group Medicare Advantage	1,288	—	—	—	—	—	1,288
Medicare stand-alone PDP	915	—	—	—	—	—	915

Total Medicare	10,188	—	—	—	—	—	10,188

Fully-insured	121	1,364	—	193	—	—	1,678
Specialty	—	334	—	—	—	—	334
Medicaid and other (A)	617	—	—	—	7	—	624

Total premiums	10,926	1,698	—	193	7	—	12,824

Services revenue:
Provider	—	—	65	—	—	—	65
ASO and other (B)	4	182	—	—	3	—	189
Pharmacy	—	—	22	—	—	—	22

Total services revenue	4	182	87	—	3	—	276

Total revenues - external customers	10,930	1,880	87	193	10	—	13,100

Intersegment revenues
Services	—	5	4,335	—	—	(4,340)	—
Products	—	—	1,586	—	—	(1,586)	—

Total intersegment revenues	—	5	5,921	—	—	(5,926)	—

Investment income	18	6	10	1	23	31	89

Total revenues	10,948	1,891	6,018	194	33	(5,895)	13,189

Operating expenses:
Benefits	9,201	1,411	—	155	36	(164)	10,639
Operating costs	1,294	412	5,765	50	3	(5,651)	1,873
Merger termination fee and related costs, net	—	—	—	—	—	11	11
Depreciation and amortization	62	21	40	3	—	(26)	100

Total operating expenses	10,557	1,844	5,805	208	39	(5,830)	12,623

Income (loss) from operations	391	47	213	(14)	(6)	(65)	566
Interest expense	—	—	—	—	—	76	76

Income (loss) before income taxes	$391	$47	$213	$(14)	$(6)	$(141)	$490

Benefit ratio	84.2%	83.1%		80.3%			83.0%
Operating cost ratio	11.8%	21.9%	96.0%	25.9%			14.3%

Humana Inc.

Consolidating Statements of Income - 4Q16 (Recast) (C)

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$7,809	$—	$—	$—	$—	$—	$7,809
Group Medicare Advantage	1,054	—	—	—	—	—	1,054
Medicare stand-alone PDP	951	—	—	—	—	—	951

Total Medicare	9,814	—	—	—	—	—	9,814

Fully-insured	109	1,361	—	265	—	—	1,735
Specialty	—	322	—	—	—	—	322
Medicaid and other (A)	680	—	—	—	9	—	689

Total premiums	10,603	1,683	—	265	9	—	12,560

Services revenue:
Provider	—	—	64	—	—	—	64
ASO and other (B)	1	143	—	—	3	—	147
Pharmacy	—	—	9	—	—	—	9

Total services revenue	1	143	73	—	3	—	220

Total revenues - external customers	10,604	1,826	73	265	12	—	12,780

Intersegment revenues
Services	—	5	4,687	—	—	(4,692)	—
Products	—	—	1,620	—	—	(1,620)	—

Total intersegment revenues	—	5	6,307	—	—	(6,312)	—

Investment income	22	6	8	2	18	42	98

Total revenues	10,626	1,837	6,388	267	30	(6,270)	12,878

Operating expenses:
Benefits	8,792	1,357	—	756	535	(239)	11,201
Operating costs	1,356	449	6,084	136	4	(6,028)	2,001
Merger termination fee and related costs, net	—	—	—	—	—	23	23
Depreciation and amortization	51	20	36	9	1	(26)	91

Total operating expenses	10,199	1,826	6,120	901	540	(6,270)	13,316

Income (loss) from operations	427	11	268	(634)	(510)	—	(438)
Interest expense	—	—	—	—	—	48	48

Income (loss) before income taxes	$427	$11	$268	$(634)	$(510)	$(48)	$(486)

Benefit ratio	82.9%	80.6%		285.3%			89.2%
Operating cost ratio	12.8%	24.5%	95.4%	51.3%			15.7%

Humana Inc.

Consolidating Statements of Income - FY 2017

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$32,720	$—	$—	$—	$—	$—	$32,720
Group Medicare Advantage	5,155	—	—	—	—	—	5,155
Medicare stand-alone PDP	3,702	—	—	—	—	—	3,702

Total Medicare	41,577	—	—	—	—	—	41,577

Fully-insured	478	5,462	—	947	—	—	6,887
Specialty	—	1,310	—	—	—	—	1,310
Medicaid and other (A)	2,571	—	—	—	35	—	2,606

Total premiums	44,626	6,772	—	947	35	—	52,380

Services revenue:
Provider	—	—	258	—	—	—	258
ASO and other (B)	10	626	—	—	8	—	644
Pharmacy	—	—	80	—	—	—	80

Total services revenue	10	626	338	—	8	—	982

Total revenues - external customers	44,636	7,398	338	947	43	—	53,362

Intersegment revenues
Services	—	20	17,293	—	—	(17,313)	—
Products	—	—	6,292	—	—	(6,292)	—

Total intersegment revenues	—	20	23,585	—	—	(23,605)	—

Investment income	90	31	35	4	87	158	405

Total revenues	44,726	7,449	23,958	951	130	(23,447)	53,767

Operating expenses:
Benefits	38,218	5,363	—	544	131	(760)	43,496
Operating costs	4,292	1,590	22,848	201	12	(22,376)	6,567
Merger termination fee and related costs, net	—	—	—	—	—	(936)	(936)
Depreciation and amortization	238	84	143	13	—	(100)	378

Total operating expenses	42,748	7,037	22,991	758	143	(24,172)	49,505

Income (loss) from operations	1,978	412	967	193	(13)	725	4,262
Interest expense	—	—	—	—	—	242	242

Income (loss) before income taxes	$1,978	$412	$967	$193	$(13)	$483	$4,020

Benefit ratio	85.6%	79.2%		57.4%			83.0%
Operating cost ratio	9.6%	21.4%	95.5%	21.2%			12.3%

Humana Inc.

Consolidating Statements of Income - FY 2016 (Recast) (C)

In millions

	Retail	Group and Specialty	Healthcare Services	Individual Commercial	Other Businesses	Eliminations/ Corporate	Consolidated
Revenues - external customers
Premiums:
Individual Medicare Advantage	$31,863	$—	$—	$—	$—	$—	$31,863
Group Medicare Advantage	4,283	—	—	—	—	—	4,283
Medicare stand-alone PDP	4,009	—	—	—	—	—	4,009

Total Medicare	40,155	—	—	—	—	—	40,155

Fully-insured	428	5,405	—	3,064	—	—	8,897
Specialty	—	1,279	—	—	—	—	1,279
Medicaid and other (A)	2,640	12	—	—	38	—	2,690

Total premiums	43,223	6,696	—	3,064	38	—	53,021

Services revenue:
Provider	—	—	278	—	—	—	278
ASO and other (B)	6	643	1	—	10	—	660
Pharmacy	—	—	31	—	—	—	31

Total services revenue	6	643	310	—	10	—	969

Total revenues - external customers	43,229	7,339	310	3,064	48	—	53,990

Intersegment revenues
Services	—	22	18,979	—	—	(19,001)	—
Products	—	—	5,993	—	—	(5,993)	—

Total intersegment revenues	—	22	24,972	—	—	(24,994)	—

Investment income	90	25	30	5	66	173	389

Total revenues	43,319	7,386	25,312	3,069	114	(24,821)	54,379

Operating expenses:
Benefits	36,783	5,233	—	3,301	617	(927)	45,007
Operating costs	4,650	1,727	24,073	601	16	(23,894)	7,173
Merger termination fee and related costs, net	—	—	—	—	—	104	104
Depreciation and amortization	196	82	143	36	1	(104)	354

Total operating expenses	41,629	7,042	24,216	3,938	634	(24,821)	52,638

Income (loss) from operations	1,690	344	1,096	(869)	(520)	—	1,741
Interest expense	—	—	—	—	—	189	189

Income (loss) before income taxes	$1,690	$344	$1,096	$(869)	$(520)	$(189)	$1,552

Benefit ratio	85.1%	78.2%		107.7%			84.9%
Operating cost ratio	10.8%	23.5%	95.2%	19.6%			13.3%

Humana Inc.

Ending Membership Detail

In thousands

		Average 4Q17	(Recast)	Year-over-Year Change			Sequential Change
	December 31, 2017		December 31, 2016 (C )	Amount	Percent	September 30, 2017	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	2,860.8	2,856.0	2,837.6	23.2	0.8%	2,849.4	11.4	0.4%
Group Medicare Advantage	441.4	440.7	355.4	86.0	24.2%	438.4	3.0	0.7%
Medicare stand-alone PDP	5,308.1	5,306.6	4,951.4	356.7	7.2%	5,290.9	17.2	0.3%

Total Medicare	8,610.3	8,603.3	8,144.4	465.9	5.7%	8,578.7	31.6	0.4%

State-based contracts (D)	360.1	361.3	388.1	(28.0)	-7.2%	363.4	(3.3)	-0.9%
Medicare Supplement	235.9	235.4	218.8	17.1	7.8%	234.9	1.0	0.4%

Total Retail	9,206.3	9,200.0	8,751.3	455.0	5.2%	9,177.0	29.3	0.3%

Group and Specialty
Fully-insured commercial medical	1,097.7	1,098.6	1,136.0	(38.3)	-3.4%	1,098.8	(1.1)	-0.1%
ASO commercial	458.7	452.0	573.2	(114.5)	-20.0%	445.7	13.0	2.9%
Military services	3,081.8	3,089.6	3,084.1	(2.3)	-0.1%	3,099.0	(17.2)	-0.6%

Total Group and Specialty	4,638.2	4,640.2	4,793.3	(155.1)	-3.2%	4,643.5	(5.3)	-0.1%

Individual commercial	128.8	134.0	654.8	(526.0)	-80.3%	142.8	(14.0)	-9.8%
Other Businesses
Long-term care	29.8	29.9	30.8	(1.0)	-3.2%	30.1	(0.3)	-1.0%

Total Other Businesses	29.8	29.9	30.8	(1.0)	-3.2%	30.1	(0.3)	-1.0%

Total Medical Membership	14,003.1	14,004.1	14,230.2	(227.1)	-1.6%	13,993.4	9.7	0.1%

Specialty Membership (included in Group and Specialty segment):
Dental - fully-insured	2,963.0	2,958.4	2,952.4	10.6	0.4%	2,956.5	6.5	0.2%
Dental - ASO	690.6	691.6	702.0	(11.4)	-1.6%	691.5	(0.9)	-0.1%
Vision	2,168.6	2,157.2	2,136.0	32.6	1.5%	2,150.8	17.8	0.8%
Other supplemental benefits (E)	1,163.8	1,152.7	1,170.8	(7.0)	-0.6%	1,135.2	28.6	2.5%

Total Specialty Membership	6,986.0	6,959.9	6,961.2	24.8	0.4%	6,934.0	52.0	0.7%

	December 31, 2017	Member Mix December 31, 2017	December 31, 2016	Member Mix December 31, 2016
Individual Medicare Advantage Membership
HMO	1,649.2	57.6%	1,635.3	57.6%
PPO	1,211.6	42.4%	1,202.3	42.4%

Total Individual Medicare Advantage	2,860.8	100.0%	2,837.6	100.0%

Individual Medicare Advantage Membership
Shared Risk (F)	907.4	31.7%	921.0	32.5%
Path to Risk (G)	993.9	34.8%	895.3	31.5%

Total Value-based	1,901.3	66.5%	1,816.3	64.0%
Other	959.5	33.5%	1,021.3	36.0%

Total Individual Medicare Advantage	2,860.8	100.0%	2,837.6	100.0%

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Three Months Ended December 31,				Per Member per Month (I) Three Months Ended December 31,
	2017	2016 (C ) (Recast)	Dollar Change	Percentage Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$7,985	$7,809	$176	2.3%	$932	$918
Group Medicare Advantage	1,288	1,054	234	22.2%	974	990
Medicare stand-alone PDP	915	951	(36)	-3.8%	57	64
State-based contracts (D)	617	680	(63)	-9.3%	569	583
Medicare Supplement	121	109	12	11.0%	171	167
Other services	4	1	3	300.0%

Total Retail	10,930	10,604	326	3.1%

Group and Specialty
Fully-insured commercial medical	1,364	1,361	3	0.2%	414	400
Specialty	334	322	12	3.7%	18	17
Commercial ASO & other services (B)	55	60	(5)	-8.3%
Military services (H)	132	88	44	50.0%

Total Group and Specialty	1,885	1,831	54	2.9%

Healthcare Services
Pharmacy solutions	5,322	5,557	(235)	-4.2%
Provider services	405	434	(29)	-6.7%
Clinical programs	281	389	(108)	-27.8%

Total Healthcare Services	6,008	6,380	(372)	-5.8%

Individual Commercial	193	265	(72)	-27.2%	480	129

Humana Inc.

Premiums and Services Revenue Detail

Dollars in millions, except per member per month

	Year Ended December 31,				Per Member per Month (I) Year Ended December 31,
	2017	2016 (C ) (Recast)	Dollar Change	Percentage Change	2017	2016
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$32,720	$31,863	$857	2.7%	$958	$941
Group Medicare Advantage	5,155	4,283	872	20.4%	987	1,015
Medicare stand-alone PDP	3,702	4,009	(307)	-7.7%	59	68
State-based contracts (D)	2,571	2,640	(69)	-2.6%	576	566
Medicare Supplement	478	428	50	11.7%	171	167
Other services	10	6	4	66.7%

Total Retail	44,636	43,229	1,407	3.3%

Group and Specialty
Fully-insured commercial medical	5,462	5,405	57	1.1%	410	396
Specialty	1,310	1,279	31	2.4%	17	17
Commercial ASO & other services (B)	220	251	(31)	-12.4%
Military services (H)	426	426	—	0.0%

Total Group and Specialty	7,418	7,361	57	0.8%

Healthcare Services
Pharmacy solutions	20,961	21,983	(1,022)	-4.6%
Provider services	1,670	1,755	(85)	-4.8%
Clinical programs	1,292	1,544	(252)	-16.3%

Total Healthcare Services	23,923	25,282	(1,359)	-5.4%

Individual Commercial	947	3,064	(2,117)	-69.1%	469	328

Humana Inc.

Healthcare Services Segment Metrics

	Quarter Ended December 31, 2017	Quarter Ended December 31, 2016	Difference		Quarter Ended September 30, 2017	Difference
Primary Care Providers:
Shared Risk (F)
Owned / JV	1,400	1,600	(200)	-12.5%	1,600	(200)	-12.5%
Contracted	14,500	15,700	(1,200)	-7.6%	14,400	100	0.7%
Path to Risk (G)	36,300	33,100	3,200	9.7%	35,500	800	2.3%

Total Value-based	52,200	50,400	1,800	3.6%	51,500	700	1.4%

Care Management Statistics:
Members enrolled in a Humana chronic care management program (J)	794,900	1,099,200	(304,300)	-27.7%	825,200	(30,300)	-3.7%
Number of high-risk discharges enrolled in a post-discharge care management program (K)	67,100	66,100	1,000	1.5%	66,300	800	1.2%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Quarter Ended December 31, 2017	Quarter Ended December 31, 2016	Year-over-Year Difference		Quarter Ended September 30, 2017	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.5%	91.3%	0.2%		91.4%	0.1%
Group and Specialty	86.3%	85.2%	1.1%		86.3%	0.0%
Individual Commercial	88.9%	87.5%	1.4%		89.4%	-0.5%
Mail-Order Penetration
Retail	28.8%	30.0%	-1.2%		29.0%	-0.2%
Group and Specialty	6.7%	7.4%	-0.7%		6.9%	-0.2%
Individual Commercial	4.0%	4.0%	0.0%		4.3%	-0.3%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (L)	110,200	109,300	900	0.8%	108,200	2,000	1.8%

Humana Inc.

Healthcare Services Segment Metrics (Continued)

Script volume in thousands

	Year Ended December 31, 2017	Year Ended December 31, 2016	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.4%	90.8%	0.6%
Group and Specialty	86.4%	85.1%	1.3%
Individual Commercial	89.6%	88.5%	1.1%
Mail-Order Penetration
Retail	29.0%	29.2%	-0.2%
Group and Specialty	7.0%	7.6%	-0.6%
Individual Commercial	4.2%	3.8%	0.4%

			Difference	Percentage Change
Script volume (L)	433,300	425,600	7,700	1.8%

Humana Inc.

Detail of Benefits Payable Balance and Year-to-Date Changes

Dollars in millions

	December 31, 2017	September 30, 2017	December 31, 2016
Detail of benefits payable
IBNR (M)	$3,154	$3,308	$3,422
Reported Claims in Process (N)	614	698	654
Other Benefits Payable (O)	900	953	487

Total Benefits Payable	$4,668	$4,959	$4,563

	Year Ended December 31, 2017	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Year-to-date changes in benefits payable, excluding military services
Balances at January 1	$4,563	$4,563	$4,976
Less: Premium Deficiency Reserve	—	—	(176)
Less: Reinsurance recoverables (P)	(76)	(76)	(85)

Balances at January 1, net	4,487	4,487	4,715
Incurred related to:
Current year	44,001	33,318	45,318
Prior years (Q)	(483)	(430)	(582)

Total incurred	43,518	32,888	44,736

Paid related to:
Current year	(39,496)	(28,741)	(40,852)
Prior years	(3,911)	(3,745)	(4,112)

Total paid	(43,407)	(32,486)	(44,964)

Reinsurance recoverables (P)	70	70	76

Balances at end of period	$4,668	$4,959	$4,563

	Year Ended December 31, 2017	Nine Months Ended September 30, 2017	Year Ended December 31, 2016
Summary of Consolidated Benefit Expense:
Total benefit expense incurred, per above	$43,518	$32,888	$44,736
Military services benefit expense	—	—	8
Premium Deficiency Reserve	—	—	(176)
Future policy benefit expense (R)	(22)	(31)	439

Consolidated Benefit Expense	$43,496	$32,857	$45,007

Humana Inc.

Benefits Payable Statistics (Continued) (S)

Days in Claims Payable

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
12/31/2016	39.2	(2.0)	-4.9%
3/31/2017	37.8	(3.0)	-7.4%
6/30/2017	40.4	(1.2)	-2.9%
9/30/2017	42.9	0.3	0.7%
12/31/2017	40.4	1.2	3.1%

Change in Days in Claims Payable (T)	1Q 2017	2Q 2017	3Q 2017	4Q 2017	YTD 4Q 2017	4Q 2016	FY 2016
DCP - beginning of period	39.2	37.8	40.4	42.9	39.2	42.6	41.2
Components of change in DCP:
Provider accruals (U)	0.8	1.4	0.5	(0.7)	2.0	(0.6)	0.2
Medical fee-for-service, excluding Individual Commercial (V)	(0.2)	0.9	0.7	(1.0)	0.4	(1.2)	(0.8)
Individual Commercial including Premium Deficiency Reserve (W)	(2.0)	(0.3)	0.1	(0.3)	(2.5)	(1.7)	(2.2)
Pharmacy (X)	0.1	0.4	(0.1)	0.2	0.6	—	0.3
Processed claims inventory (Y)	0.1	—	1.1	(0.7)	0.5	0.2	0.3
Other (Z)	(0.2)	0.2	0.2	—	0.2	(0.1)	0.2

DCP - end of period	37.8	40.4	42.9	40.4	40.4	39.2	39.2

Total change from beginning of period	(1.4)	2.6	2.5	(2.5)	1.2	(3.4)	(2.0)

Humana Inc.

Footnotes to Statistical Schedules and Supplementary Information

4Q17 Earnings Release

(A)	The Medicaid and other category includes premiums associated with the company’s Medicaid and military services businesses as well as the closed block of long-term care insurance policies.
(B)	The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including Military services unless separately disclosed.
(C)	On January 1, 2017, the company realigned certain of its businesses among its financial reporting segments to correspond with internal management reporting changes and renamed its Group segment the Group and Specialty segment. The company’s reportable segments are Retail, Group and Specialty, Healthcare Services, and Individual Commercial.
(D)	Includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts.
(E)	Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.
(F)	In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(G)	A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(H)	The majority of military services revenues are generally not contracted on a per-member basis under the TRICARE South Region contract.
(I)	Computed based on average membership for the period (i.e., monthly ending membership during the period divided by the number of months in the period).
(J)	Includes Medicare Advantage (including Special Needs Plans (SNP)) and dual-eligible demonstration program members enrolled in one of Humana’s chronic care programs. These members may be enrolled in Humana At Home Chronic Care Program (HCCP), Humana At Home Stay Healthy, Humana At Home Remote Monitoring, or an Advance Illness Support program. Members included in these programs may not be unique to each program since members have the ability to enroll in multiple programs.
(K)	Reflects discharges enrolled in Humana’s 30-day care management services, which supports members after they are discharged home from a hospital or other facility. The program is aimed at individuals at high-risk for re-hospitalization. Care managers visit and call members at home to ensure they have and understand correct prescriptions, their doctors are informed about members’ changed status, and that members are either self-managing adequately or are referred to appropriate ongoing services.
(L)	Script volume is presented on an adjusted 30-day equivalent basis.
(M)	IBNR represents an estimate of benefits expense payable for claims incurred but not reported (IBNR) at the balance sheet date. The level of IBNR is primarily impacted by membership levels, medical claim trends and the receipt cycle time, which represents the length of time between when a claim is initially incurred and when the claim form is received (i.e. a shorter time span results in a lower IBNR). IBNR includes unprocessed claims inventories.
(N)	Reported claims in process represents the estimated valuation of processed claims that are in the post-claim adjudication process, which consists of administrative functions such as audit and check batching and handling, as well as amounts owed to the company’s pharmacy benefit administrator, which fluctuate due to bi-weekly payments and the month-end cutoff.
(O)	Other benefits payable primarily include amounts owed to providers under capitated and risk sharing arrangements.
(P)	Represents reinsurance recoverables associated with the company’s state-based Medicaid contract in Kentucky.
(Q)	Amounts incurred related to prior years vary from previously estimated liabilities as the claims ultimately are settled. Negative amounts reported for incurred related to prior years result from claims being ultimately settled for amounts less than originally estimated (favorable development). There were no changes in the approach used to determine the company’s estimate of medical claim reserves during the quarter.
(R)	Future policy benefit expense has a related liability classified as a long-term liability on the balance sheet. Amounts reflect the release of reserves for future policy benefits as individual medical members transitioned to plans compliant with the Affordable Care Act.
(S)	A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). During 1Q17, the company simplified its methodology for calculating DCP in order to enhance transparency for investors, now calculating DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements, adjusting solely for future policy benefits expense associated with reserve strengthening for the company’s non-strategic block of long-term care insurance business.
(T)	DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(U)	Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(V)	Represents medical and specialty IBNR for non-pharmacy fully-insured products and excludes the impact of the Individual Commercial segment.
(W)	Represents Individual Commercial medical IBNR (on-exchange, off-exchange, and legacy), as well as the impact of any premium deficiency reserves related to this block of business.
(X)	Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)	Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)	Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.